Exhibit 99.1
ROCKVILLE FINANCIAL, INC. REPORTS FIRST QUARTER 2011 RESULTS
Rockville, Connecticut, May 10, 2011 — Rockville Financial, Inc. (the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank, announced earnings results today for the first quarter 2011. The Company recorded a net loss of $1.0 million for the period ended March 31, 2011 compared to net income of $2.9 million for the period ended March 31, 2010. Lower net income for the 2011 period was primarily the result of a shareholder approved, one-time cash contribution to the Rockville Bank Foundation, Inc. totaling $5.0 million during the quarter. When comparing the quarter ended March 31, 2011 to the quarter ended March 31, 2010, net interest income decreased $3,000, the provision for loan losses decreased $151,000, or 16.7%, non-interest income increased $1,000 and non-interest expense increased $6.3 million or 65.5%. The Company also incurred additional professional fees totaling $294,000 for consulting services to evaluate the Company’s infrastructure needs as it prepares to leverage its capital and accelerate its growth following the second step conversion. The after-tax effect on earnings from the charitable contribution and additional consulting fees amounted to $3.4 million. The Company’s net earnings would have been $2.4 million for the period ended March 31, 2011 excluding these items.
The Company’s total assets increased $221.8 million, or 13.2%, to $1.90 billion at March 31, 2011, as compared to $1.68 billion at December 31, 2010, primarily due to a $169.0 million increase in cash and cash equivalents, a $46.5 million increase in investment securities and a $6.8 million increase in net loans. This growth was funded primarily with the proceeds received from additional deposits of $29.8 million and increased capital of $169.6 million through the completion of the Company’s second step conversion. Total capital increased to $336.1 million, or 101.9%, at March 31, 2011 from $166.4 million at December 31, 2010.
Rockville Bank is rated “well capitalized” under bank regulatory guidelines with a Tier 1 leverage ratio of 17.5%.
President and Chief Executive Officer, William H. W. Crawford IV, stated “Rockville Bank enjoys excellent asset quality and financial performance. We are proud of the contribution made to the Rockville Bank Foundation, Inc. and it is a testament to the success of our second-step offering. Our commitment remains to provide superior customer service while continually finding ways to increase shareholder value without undue risks”.
Rockville Bank is a 21 1/2-branch community bank serving Tolland, Hartford and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and three Big Y supermarket locations. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.